Exhibit 99.1

IBM Credit LLC

Summary Financials for the First Quarter 2020

(Unaudited)

	For the quarter ended March 31,
(Dollars in millions)	2020	2019	Yr.-to-Yr.
Revenue	$337	$482	(30.2)%
Net margin	$201	$277	(27.6)%
Net margin percentage	59.6%	57.4%	2.2	pts.
Net income [1]	$141	$43	225.7%
Return on equity [2]	22.1%	5.3%	16.8	pts.

	At March 31,	At December 31,	Yr.-to-Date
(Dollars in millions)	2020	2019	Change
Total assets	$25,700	$28,412	(9.5)%
Total debt	$21,436	$24,095	(11.0)%
Total member's interest	$2,445	$2,686	(9.0)%
Debt-to-equity [3]	8.8x	9.0x

1.

The first quarter of 2020 includes a discrete tax benefit of $40 million.  The first quarter of 2019 includes additional tax expense of $116 million related to guidance issued by the U.S. Treasury in January 2019 regarding U.S. tax reform repatriation tax.

2.	The company's return on equity is calculated by dividing annualized net income by the average ending balance of member's interest for the last two quarters, for the reporting periods presented.
3.

The company's debt-to-equity ratio is calculated by dividing the total amount of debt outstanding by the total amount of member's interest in the company as of the end of the reporting periods presented.

Within the table presented, amounts may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. The information included in this Form 8-K should be read in conjunction with the Form 10-K filed on February 28, 2020.

Forward-looking and Cautionary Statements

Certain statements contained in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act). Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. These statements by their nature address matters that are uncertain to different degrees. The company may also make forward-looking statements in other reports filed with the Securities and Exchange Commission (SEC) and in materials delivered to lenders and in press releases. In addition, the company’s and IBM’s representatives may from time to time make oral forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects” and similar expressions, may identify such forward-looking statements. Any forward-looking statement in this report speaks only as of the date on which it is made. Except as otherwise required by law, the company assumes no obligation to update or revise any forward-looking statements. In accordance with the Reform Act, set forth under Item 1A, “Risk Factors” in the company’s Form 10-K filed with the SEC on February 28, 2020, are cautionary statements that accompany those forward-looking statements. Readers should carefully review such cautionary statements as they identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends. Those cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this report, in the company’s filings with the SEC or in materials incorporated therein by reference.